Exhibit 10.2

WORTHINGTON INDUSTRIES, INC.

2005 DEFERRED COMPENSATION PLAN FOR DIRECTORS

Section 1. Purpose

Worthington Industries, Inc. has established this deferred compensation plan to provide the Directors of Worthington Industries, Inc. with the option to defer the payment of their Directors’ Fees. The Plan shall become effective as to Directors’ Fees which are paid with respect to fees earned on or after January 1, 2005.

Section 2. Definitions.

2.1. “Beneficiary” shall mean the person designated by a Participant in accordance with the Plan to receive payment of any remaining balance in his Account in the event of the Participant’s death.

2.2. “Board of Directors” shall mean the Board of Directors of the Company.

2.3. “Committee” shall mean the committee appointed by the Board of Directors of the Company to administer the Plan. If no committee is specifically named by the Board of Directors to administer the Plan, the “Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

2.4. “Company” shall mean Worthington Industries, Inc., an Ohio corporation, its corporate successors and the surviving corporation resulting from any merger or acquisition of Worthington Industries, Inc. with or by any corporation or corporations.

2.5. “Date of Deferral” shall mean the date to which payment of the Participant’s Directors Fees is deferred in accordance with this Plan. Subject to the terms of the following sentence, the Date of Deferral shall be the earlier of (i) the date selected by the Participant in the Election Form, which date must be at least one year after the end of the Year with respect to which the payment would otherwise be made, or (ii) the date of the Participant’s death. In no event shall a Participant’s Date of Deferral extend beyond the later of his 70th birthday or the date he ceases to be a Director. Unless the Participant elects a different Date of Deferral, his Date of Deferral shall be the date he ceases to be a Director.

2.6. “Account” shall mean the bookkeeping account on which the amount of Directors Fees that is deferred by a Participant shall be recorded and credited with investment gains or losses in accordance with the Plan.

2.7. “Director” shall mean any member of the Board of Directors of the Company who is not an Employee of the Company.

2.8. “Directors Fees” shall mean fees owed to the Directors by the Company for their services as Directors including retainers, board meeting fees, committee meeting fees and other similar fees, if any.

2.9. “Effective Date” means January 1, 2005.

2.10. “Election Form” means the written form or other method pursuant to which the Participant elects the amount of his Directors Fees to be deferred into the Plan, the Date of Deferral, the deemed investment and/or the form of payment for such amounts.

2.11. “401(k) Plan” shall mean the Worthington Industries Deferred Profit Sharing Plan, as in effect from time to time.

2.12. “IRS Regulations” shall mean the laws and regulations adopted by Congress or issued by the Internal Revenue Services as applicable to non-qualified deferred compensation plans or arrangements

2.13. “Participant” shall mean any Director who has elected to defer payment of all or any portion of his Directors Fees in accordance with the Plan and who still has an Account under the Plan.

2.14. “Plan” shall mean the “Worthington Industries, Inc. 2005 Deferred Compensation Plan for Directors” as set forth herein, as the same may be amended from time to time.

2.15. “Plan Year” shall mean the calendar year.

2.16. “Quarter” shall mean any fiscal quarter of the Company, currently the three month periods ending the last day of August, November, February, and May.

2.17. “Valuation Date” shall mean the date the Accounts in the Plan are adjusted to reflect earnings and losses in accordance with the hypothetical investment directions, as set from time to time by the Committee

Section 3. Administration

3.1. Power of the Committee.

The Plan shall be administered by the Committee. The Committee shall have full power to construe and interpret the Plan, to establish and amend rules and regulations for administration of the Plan, and to take any and all actions necessary or desirable to effectuate or carry out the Plan.

The Committee may exercise the powers hereby granted in its sole and absolute discretion. No member of the Committee shall be personally liable for any actions taken by the Committee unless the member’s action involves willful misconduct. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

3.2. Actions Final.

All actions taken by the Committee under or with respect to the Plan shall be final and binding on all persons. No member of the Committee shall be liable for any action taken or determination made in good faith.

3.3. Books and Records

The books and records to be maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company at the Company’s expense and subject to the supervision and control of the Committee. The Company may hire a third party to maintain all or a part of the Plan’s books and records.

3.4. Action by the Committee

The Committee shall act by a majority of its members at the time in office, and such action may be taken either by vote at a meeting or in writing. If a Participant is serving as a member of the Committee, he shall not be entitled to vote on matters specifically relating to his rights under the

Plan; provided, however, that this provision shall not prevent such person from voting on matters which, although they may affect his rights, relate to Participants in general.

3.5 Indemnification of Committee

The Company shall indemnify the members of the Committee against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their or willful misconduct.

Section 4. Eligibility and Participation

4.1 Eligibility

Each Director is eligible to become a Participant in the Plan. Participants are those Directors who elect to defer Directors Fees under the Plan. A Director’s eligibility shall cease when he dies or otherwise ceases to be a Director of the Company.

4.2 Election to Defer

Any Director who desires to defer the payment of any portion of his Fees must complete and deliver an Election Form (in substantially the form approved by the Committee from time to time) prior to the first day of the Plan Year in which the applicable fee is earned. (Retainers shall be earned commencing the first day of the fiscal year, the fiscal quarter, or other period as to which they relate. Meeting fees shall be earned by attendance at the meeting.) Each Election to defer Directors Fees is irrevocable on or after the beginning of the Plan Year to which it relates (i.e. the Plan Year in which it is commenced to be earned), but may be revoked or changed prior to the beginning of each subsequent Plan Year.

4.3 The Election Form

A Participant shall designate on an Election Form (i) the portion of his Directors Fees he desires to defer, (ii) the Date of Deferral, and (iii) the method of payment of his Account. Payment of the Account shall be made in accordance with Section 6. The Participant shall also designate the Investment Option selected for his Account on an Election Form.

4.4 Sub-Accounts

In the event a Participant makes different elections as to the method of payment or as to the time for commencement of payments with respect to Directors Fees deferred for different fees, for purposes of determining the amounts to be paid under each election, the Participant shall be treated as if he had a separate Sub-Account for Directors Fees deferred pursuant to the differing elections.

Section 5. Deferred Compensation Account

5.1 Crediting Fees.

The Directors Fees which a Participant elects to defer shall be treated as if they were set-aside in an Account on the date the Directors Fees would otherwise have been paid to the Participant.

5.2 Investment Options – General.

Until changed by amendment, the investment options available under the Plan shall be those available under the 401(k) Plan as in effect from time to time

5.3 Selection of Investment Option.

The Participant shall select the Investment Option for his Account in an Election Form. The Participant may change the investment option for his Account as of the time permitted under the 401(k) Plan for the same investment option.

Section 6 Payment of Deferred Compensation.

6.1 General.

Subject to the provisions of paragraph (b) of this Section, the amount of the Participant’s Deferred Compensation Account shall be paid to the Participant, within a reasonable time after the Participant’s Date of Deferral, in a lump sum or in a number of approximately equal annual installments (not more than 12), as designated by the Participant in his Election Form. A participant may, subject to approval by the Committee, change the designation of the method of payment or his Date of Deferral by filing an amended Election Form; provided that any such changes to an existing election (a) will only become effective 12 months after such Election Form is filed; (b) must be made at least 12 months before the affected distribution would otherwise have been made; and (c) must provide for a deferral of at least five years (as explained by IRS Regulations). The above notwithstanding, the Committee may place such other restrictions on changes to a Participant’s method of payment and Date of Deferral as it deems appropriate.

6.2 Death.

(a) In the event of the death of a Participant, the amount of the Account shall be paid to his Beneficiary, within a reasonable time after the Participant’s death.

(b) Each Participant may name one or more Beneficiaries and may also name one or more contingent Beneficiaries by making a written designation in form acceptable to the Committee. A Participant’s Beneficiary designation may be changed at any time prior to his death by execution and delivery of a new Beneficiary designation form. The Beneficiary designation on file with the Company at the time of the Participant’s death which bears the latest date shall govern.

(c) Payments to a Beneficiary shall be made in a lump sum or in a number of approximately equal annual installments (not more than 12) as designated by the Participant in his Election Agreement. In the case of the Beneficiary of a Participant who is receiving installment payments at the time of his death, the number of annual installments may not exceed the annual installments remaining to be paid to the Participant.

(d) If no Beneficiary has been designated or if no Beneficiary survives the Participant, the amount in the Deferred Compensation Account shall be paid in a lump sum to the Participant’s estate.

(e) If the Beneficiary dies after the death of the Participant, any amount otherwise payable to the Beneficiary shall be paid in a lump sum to the Beneficiary’s estate.

6.3 Hardship.

Upon the application of a Participant in the event of financial hardship resulting from a need to make extraordinary or emergency expenditures (all to be interpreted in accordance with IRS

Regulations), the Committee may, in its sole discretion, cause the distribution to such Participant of an amount not exceeding the requirements of such Participant for such extraordinary or emergency expenditures (after applying other available resources as required by IRS Regulations). The Committee shall require such proper proof of financial hardship and such evidence of the requirements of a Participant for extraordinary or emergency expenditures as it may deem appropriate and the Committee’s determination of financial hardship and of the requirements of a Participant for extraordinary or emergency expenditures shall be conclusive.

6.4 Effect of Change in Control.

(a) Notwithstanding any provision to the contrary contained herein, but subject to the following sentence, in the event of a Change of Control, the Plan shall be terminated and each Participant’s Account shall be paid out as of such date in a lump sum. The provisions of this Section 6.4 shall not apply to any Change in Control when expressly provided otherwise by a three-fourths vote of the Whole Board, but only if a majority of the members of the Board of Directors then in office and acting upon such matter shall be Continuing Directors.

(b) For purposes of this Section 6.4, the following terms shall have the meanings set forth below:

i.	A “Change in Control” means with respect to the Company when either (a) a Person or Group (other than an Excluded Person) acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or (b) any Person or Group (other than an Excluded Person) acquires ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or (c) a majority of the members of the Board of

Directors of the Company is replaced during any twelve-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date that such appointments or elections are made; or (d) any Person or Group (other than an Excluded Person) acquires (or has acquired) during the twelve-month period ending on the date of the most recent acquisition by such Person or Group, assets from the Company that have a total Gross Market Value equal to or more than 40% of the total Gross Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

The above notwithstanding, no event shall be considered a Change of Control if it would not be a Change of Control Event as defined in IRS Regulations.

ii.	“Continuing Director” means any person who was a member of the Board of Directors on the Effective Date of the Plan or thereafter elected by the shareholders or appointed by the Company’s Board of Directors prior to the date as of which the Acquiring Person became a Substantial Shareholder (as such term is defined in Article Seventh of the Company’s Amended Articles of Incorporation) or, a person designated (before his initial election or employment as a director) as a Continuing Director by three-fourths of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors.

iii.	“Excluded Person” means (a) the Company or any wholly-owned Company Subsidiary, (b) any employee benefit plan of the Company or a wholly-owned Company Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (c) any Person who, on the Effective Date of the Plan,

is an Affiliate of the Company and beneficially owning in excess of ten percent (10%) of the outstanding shares of the Company and the respective successors, executors, legal representatives, heirs and legal assigns of such person).

iv.	“Gross Market Value” means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

v.	“Group” shall mean more than one Person acting as a “group” as interpreted in accordance with IRS Regulation.

vi.	“Person” means any individual, firm, corporation, or other entity.

vii.	“Whole Board” means the total number of directors which the Company would have if there were no vacancies.

(c) In all cases, the provisions of and definitions used in this Section 6.4 shall be interpreted in accordance with the provisions of the IRS Regulations.

Section 7. Amendments.

The Board of Directors of the Company may from time to time amend, suspend or terminate any or all of the provisions of this Plan; provided that no such amendment, suspension, or termination shall adversely affect in any material respect any right of any Participant to receive any amount payable pursuant to the Plan (unless the affected Participant consents in writing to the application of that amendment) but this provision shall not restrict the authority of the Board of Directors to change or limit investment options. The Board of Directors may terminate the Plan at any time, provided, however, that no termination shall in and of itself cause an acceleration of the distribution of Accounts under the Plan, except as may otherwise be provided specifically in the action terminating the Plan, which action shall take into consideration IRS Regulations. Any such amendment to or termination of the Plan shall be in writing.

Section 8. Miscellaneous Provisions

8.1 Non-Assignability of Benefits.

No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment hereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

8.2 Withholding.

All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

8.3 No Trust Created.

Nothing contained in this Plan, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his Beneficiary, or any other person. The Company may establish a “grantor trust” (so-called “Rabbi Trust”) which is within the jurisdiction of the courts of the United States and is permitted by IRS Regulation to aid in meeting the obligations created under this Plan, but the Company intends that the assets of any such trust will at all times remain subject to the claims of the Employers’ general creditors (to the extent of the amounts credited for a Participant while he was an Employee of that Employer), and that the existence of any such trust will not alter the characterization of the Plan as “unfunded” for purposes of ERISA, and will not be construed to provide income to any Participant prior to actual payment under this Plan.

8.4 Unsecured General Creditor Status of Employee.

The payments to Participant, his Beneficiary or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have or acquire any interest in any such assets by virtue of the provisions of this Plan. The obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant, a Beneficiary, or other distributee acquires a right to receive payments from the Plan under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company. No such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of any Company.

In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of the Participant(or any other property) to allow the Company to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, his Beneficiary or other distributee shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. Except to the extent the Company may establish a Rabbi Trust as described in Section 8.3, no such policy, policies or other property shall be held in any trust for a Participant, Beneficiary or other distributee or held as collateral security for any obligation hereunder. The existence of any such Rabbi Trust does not give a Participant, Beneficiary or other distributee, any interest, direct or beneficial, in any policy, policies or other property held in such a trust. A Participant’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Committee and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to a Participant.

8.5 Binding Effect.

This Plan shall be binding one each Participant and his heirs and legal representatives and on the Company and its successors and assigns.

8.6 Governing Laws.

All provisions of the Plan shall be construed in accordance with the laws of Ohio, except to the extent pre-empted by federal law.

WORTHINGTON INDUSTRIES, INC.